Exhibit 10.6

CHIEF EXECUTIVE EMPLOYMENT AGREEMENT

This Chief Executive Employment Agreement (this “Agreement”) is entered into by and between Peter K. Maag (“you” or “Executive”) and XDx, Inc. (hereafter also “XDx”, the “Employer”, or the “Company”), effective as of the last date set forth on the signature page hereto.

For good and valuable consideration, the receipt of which is hereby acknowledged, XDx and Executive do hereby agree, covenant, and promise as follows:

1. Employment and Duties

XDx is employing Executive with the title of “President and Chief Executive Officer.” Executive’s start or hire date with the Company shall be October 1, 2012. Executive will be responsible for XDx’s operations and strategic direction. Executive will report directly to the XDx Board of Directors (“Board of Directors”) and will be assigned tasks, responsibilities and duties as the Board of Directors sees fit. Subject to appointment by the Board of Directors or stockholders of the Company, Executive shall serve as a member of the Board of Directors during Executive’s employment term.

2. Base Salary

Executive’s base salary will be $350,000 per year, subject to customary withholdings. XDx’s regular payday presently is semi-monthly. Executive’s salary may be reviewed by the Board of Directors at any time.

3. Incentive Compensation and Benefits

Employer agrees to provide Executive with the following incentive compensation and benefits, provided that, Executive is employed under this Agreement and other eligibility requirements are met:

(a) Annual Bonus. Executive will be eligible for an annual bonus of up to $150,000 (pro-rated for partial years). Payment of this bonus will be based on the achievement of the goals determined by the Board of Directors. Bonuses, if paid, are paid upon approval by the Board of Directors at its regularly scheduled meeting that occurs nearest the end of the first quarter of the next calendar year. Executive must be employed by XDx at the time of the approval by the Board of Directors to be eligible for a bonus. The annual bonus will be paid as soon as practicable after the time of the approval by the Board of Directors, but in no event will the annual bonus be paid after the later of (i) the 15th day of the 3rd month following the close of the Company’s fiscal year in which the annual bonus is approved, or (ii) March 15 following the calendar year in which the annual bonus is approved.

(b) Stock Option Grant. XDx will recommend that the Board of Directors grant Executive an option to purchase 1,301,077 shares of Company Common Stock (representing 2.5% of the fully-diluted capital stock of the Company as of the date of this Agreement) at its next regularly scheduled meeting following your hire date. The price per share will be equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. The option will vest and become exercisable, contingent on Executive’s continued employment with XDx on each respective vesting date, over a period of four years as follows: 2/48th per month during the first year, and thereafter, the remaining shares subject to the grant will vest in equal monthly installments over a three year period. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of XDx’s Stock Option Plan and the Stock Option Agreement between you and XDx, which you will be required to execute as a condition of the grant.

(c) Benefits. Executive will receive certain benefits routinely provided to XDx employees, which benefits may be changed from time to time. Presently, these include medical, dental and vision, short and long term disability insurance benefits. You will be entitled to three weeks of paid vacation per year of employment.

(d) Change of Control Bonus. XDx will recommend that the Board of Directors grant Executive interests under the Company’s Change of Control Bonus Plans. Subject to the review and approval of the Board of Directors, XDx expects that Executive will be granted interests under the Change of Control Plans of approximately 25% of the funds available for distribution to participants under such plans. The percentage interest grants will vest and become effective, contingent on Executive’s continued employment with XDx on each respective vesting date, over a period of four years as follows: 2/48th per month during the first year, and thereafter, the remaining interests will vest in equal monthly installments over a three year period. The percentage interest grants will be subject to the terms of XDx’ Change of Control Bonus Plans and the Participation Agreements to be entered into between you and XDx, which you will be required to execute as a condition of the grants. Pursuant to the terms of the Change of Control Bonus Plans, all amounts payable under such plans are subject to reduction and offset to the extent that a participant receives consideration in a change of control for options and/or shares of common stock held by the participant.

(e) 401(k) Plan. Executive may also elect to participate in the Employer’s 401(k) plan.

(f) Early Change of Control. If a Change of Control is completed on or prior to March 31, 2013 and Executive’s employment is terminated without Cause on or prior to March 31, 2013, then Executive will be entitled to the following benefits:

(i) continuation of Executive’s base salary through March 31, 2013, payable in accordance with the regular payroll practices of the Company;

(ii) vesting wider the stock option grant described above as if Executive remained employed with the Company through March 31, 2013; and

(iii) vesting under the Change of Control Bonus Plans described above as if Executive remained employed with the Company through March 31, 2013.

These benefits will be subject to and conditional upon Executive (i) signing and not revoking a release agreement in favor of the Company, its affiliates and its successors in a form reasonably satisfactory to the Company, (ii) resigning from the Board of Directors (if applicable) on the date that Executive’s employment terminates, (iii) returning to the Company all of Company’s property and confidential information that is in Executive’s possession, and (iv) otherwise complying with the requirements of this Agreement.

For purposes of this Section, “Change in Control” shall mean the occurrence of any of the following events:

(i) the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company) (“Person”), that is or becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding securities (the “Voting Securities”); or

(ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subparagraph (C). For purposes of this subsection (ii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction will not constitute a Change in Control if: (i) the transaction does not constitute a change in control event under U.S. Treasury regulations 1.409A-3(i)(5)(v) or (vii); (ii) it is a financing event for bona fide capital raising purposes; or (iii) a transfer of shares from one existing investor in the Company to another existing investor in the Company or to a new venture capital investor, provided in either event that such transaction is not either carried out in connection with a bona fide acquisition of the Company or transfer substantially all of the shares of the Company.

For purposes of this section “Cause” shall be defined as a determination by the Company’s Board of Directors that Executive: (i) failed or refused to comply with the terms of this Agreement or with any lawful policy, standard or regulation of XDx; (ii) violated of a federal or state law or regulation applicable to the business of XDx; (iii) was convicted or entered a plea of no contest to a felony under the laws of the United States or any State; (iv) committed fraud or misappropriated property belonging to XDx or its affiliates; (v) breached of the terms of any confidentiality, invention assignment or proprietary information agreement with XDx or with a former employer, (vi) failed to satisfactorily perform assigned duties; (vii) committed misconduct or gross negligence in connection with the performance of Executive’s duties; or (viii) breached Executive’s fiduciary duties as an employee, officer and/or director, as applicable, of XDx. Notwithstanding the foregoing “Cause” shall only exist under the preceding sentence if, prior to any termination, the Board of Directors provides notice specifying the alleged “Cause” to Executive and Executive is provided a period of 10 days to cure such “Cause” and fails to do so.

4. Performance

During Executive’s employment, Executive shall devote Executive’s entire time and attention to the interests of the Employer in a manner consistent with the highest professional standards and Employer policies; provided, however, that Employer and Executive agree that Executive has disclosed that he currently serves on boards and directors and advisory boards of other companies. Executive may continue such service during the term of his employment with XDx. Prior to commencing service on any additional advisory boards or boards of directors during the term of his employment, Executive will inform the Board of Directors of XDx.

5. Termination of Agreement

This Agreement has no fixed term. It can be terminated at the will of either the Employer or the Executive. In other words, this Agreement is an at-will employment agreement. “At-will” means that either the Employer or the Executive may terminate this Agreement and the employment relationship for any reason or for no reason, with or without notice.

No implied contract concerning any employment-related decision or term or condition of employment can be established by this Agreement or by any oral statement, conduct, policy or practice. There has been no promise, implied or otherwise by XDx of continued employment or employment for any length of time or term or of any salary increase. XDx has made no promise other than that which appears in this Agreement.

6. Confidentiality

In the course of Executive’s employment with the Employer, Executive will have access to, and become acquainted with, information concerning, among other things, XDx, its research, its financers, its finances, its business plans, etc., that is confidential and proprietary to the Employer and that constitutes trade secrets. This information (collectively, “confidential information”) may include, business and marketing plans; techniques and strategies; financial statements of Employer; databases, customer lists and prospect lists; projections, budgets, salaries and other Employer costs; investment strategies and know-how, formulae, and theories; and, training materials and promotional materials and information. Executive’s relationship with XDx will create a relationship of confidence and trust as to such confidential information.

As a condition of this Agreement, Executive agrees that Executive will not use, publish, disseminate, misappropriate, or otherwise disclose any of the Employer’s, confidential information, either during Executive’s employment or thereafter. Executive agrees to take all reasonable precautions to protect the confidential nature of the Employer’s confidential information and all other documents or materials entrusted to Executive, or that Executive generates, during Executive’s employment. Executive further agrees that all files, records, documents, statistical data, lists, and similar items relating to the Employer’s business are the property of the Employer and will be returned to the Employer upon the termination of Executive’s employment.

As a condition of Executive’s employment, Executive makes the following representations to the Employer: Executive has not breached and will not breach any contractual or fiduciary duty to any previous employer or any client or customer of any such employer; Executive has not misappropriated and will not misappropriate any trade secret or proprietary or confidential information or other property of any such employer or any client or customer of any such employer; Executive will not, in the course of Executive’s employment with the Employer, engage in any activity that involves the use, disclosure, misappropriation, or conversion of any trade secret or proprietary or confidential information or other property of any such employer or any client or customer of any such employer; and, Executive will not otherwise engage in any practice that may constitute unfair competition or an unfair trade practice within the meaning of applicable law. In addition, Executive represents that Executive’s employment by XDx and Executive’s compliance with the terms of this Agreement will not breach any agreement to keep in confidence any proprietary information Executive has received from any former employer.

As a condition to Executive’s employment, Executive shall execute and deliver to the Company the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”). In the event of any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall control.

7. Solicitation and Competition

During Executive’s employment, Executive shall not directly or indirectly own an interest in, join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder or principal with, any other entity or person engaged in developing, providing, soliciting orders for, selling, distributing or marketing services that directly or indirectly compete with XDx’s services or business. For one (1) year following termination of Executive’s employment (voluntary or involuntary, whether or not for cause), Executive shall not, directly or indirectly, and whether or not for compensation, (a) divert or attempt to divert from XDx any entities or persons who are customers or financial supporters of the Employer by means of confidential information, any unfair trade practice or by way of any unlawful means, or (b) induce or attempt to induce any XDx employee to leave Employer’s employ.

8. Modification and Severability

No addition to, modification of, amendment to, or deletion from this Agreement shall be valid unless it is in writing and executed by the Employer and Executive. A legal determination that any paragraph, sub-paragraph, sentence, clause or provision of this agreement is void, invalid, or unenforceable shall have no effect on any other paragraph, sentence, clause or provision of this agreement.

9. Entire Agreement

Executive and Employer agree that this Employment Agreement, the Confidentiality Agreement, the Stock Option Plan, and the Change of Control Bonus Plan contain the entire understanding and Agreement between them regarding Executive’s employment by Employer. There are no oral agreements or understandings or any other written agreements which directly or indirectly affect the employment relationship between Employer and Executive.

Executive acknowledges and agrees that Employer made no promise, inducement, implied promise, pledge or assurance not set forth within this Agreement. Executive further acknowledges and agrees that Executive was not induced or encouraged to leave previous employment by the Employer or any agent of the Employer.

10. Arbitration of Disputes

The parties agree that pursuant to the Federal Arbitration Act any dispute, claim or controversy with respect to the termination of Executive’s employment (whether the termination of that employment is voluntary or involuntary), any dispute, claim or controversy with respect to incidents or events leading to the said termination, or the method or manner of the said termination, any alleged discriminatory conduct, any alleged sexual or other harassment, any claims of violation of public policy or retaliation and any dispute with respect to arbitrability shall be settled by arbitration. Arbitration is the exclusive remedy for all such disputes; no other action may be brought in court or any other forum except actions to compel arbitration. Disputes related to workers’ compensation and unemployment insurance are not arbitrable. Nothing prevents Executive from filing a charge with a state or federal administrative agency. However, any claim that is not resolved administratively through such an agency shall be subject to arbitration.

THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION FOR A DISPUTE RELATING TO EMPLOYMENT, TERMINATION OF EMPLOYMENT, ALLEGED DISCRIMINATORY CONDUCT, OR ALLEGED SEXUAL OR OTHER HARASSMENT; ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE THE DISPUTE.

The party desiring arbitration, whether the Employer or an employee, shall submit a written “Request for Arbitration” to the other within the applicable statute of limitations period set by the law governing the claim, The Employer shall serve an employee against whom arbitration is requested with a copy of any “Request for Arbitration” that the Employer submits. If the “Request for Arbitration” is not submitted within the applicable time period established by law, the claim(s) cannot be brought in the arbitration forum or in any other forum. The “Request for Arbitration” submitted by either party must clearly state “Request for Arbitration” at the top of the first page. The “Request for Arbitration” also must include the following information: (1) a detailed description of the dispute; (2) the date when the dispute first arose; (3) the names, work locations, and telephone numbers of any individuals, including employees or supervisors, with knowledge relevant to the dispute; and (4) the relief requested. The responding party may submit counterclaim(s) in accordance with applicable law, provided that the counterclaim is of the types of disputes covered by this Agreement and is brought within the statute of limitations period applicable to that claim(s).

The arbitrator shall have the following powers:

(1) To rule on motions regarding discovery, as well as on procedural and evidentiary issues raised during the arbitration;

(2) To issue protective orders on the motion of any party or third party witness. Such protective orders may include, but are not limited to, sealing the record of the arbitration in whole or in part (including discovery proceedings and motions, transcripts, and the decision and award), to protect the privacy and other constitutional or statutory rights of the parties and/or witnesses.

(3) To determine only the issue(s) submitted to the arbitrator. The issue(s) must be clearly identifiable in the “Request for Arbitration” or counterclaim(s).

The parties shall be entitled to adequate discovery to vindicate their claim(s), as provided for in the Federal Rules of Civil Procedure.

The parties agree as follow:

(1) The arbitrator will rule at the outset of the arbitration on procedural issues that bear on whether the arbitration is allowed to proceed.

(2) Each party has the burden of proving each element of its claim(s) or counterclaim(s), and each party has the burden of proving any of its affirmative defenses.

(3) In addition to, or in lieu of, closing argument, either party will have the right to present post-bearing briefs, and the due date for exchanging post-hearing briefs will be mutually agreed upon by the parties and the arbitrator, or set by the arbitrator if the parties cannot agree.

The substantive law applicable to the claim(s) presented will be the law of the state/jurisdiction where the employee primarily works or worked, or federal law. If both federal and state law speak to a cause of action, the party presenting that cause of action shall have the right to elect the choice of law. The choice of law in no way affects the procedural aspects of the arbitration, which are governed exclusively as provided in this Agreement.

The arbitrator will have the same authority to award remedies and damages as available to a judge and/or jury under parallel circumstances.

The arbitrator shall issue a written decision and award, which shall:

(1) Be signed and dated by the arbitrator;

(2) Decide all issues submitted to the arbitrator;

(3) Set forth, however briefly, the factual findings and legal principles on which it is based;

(4) Set forth all remedies and damages ordered by the arbitrator, including the factual findings and legal principles on which they are based;

(5) Set forth any award of attorneys’ fees and costs to the prevailing party, as provided in this Agreement, specifying the factual findings and legal principles on which such award is based.

Following the issuance of the arbitrator’s decision and award, any party may petition a court of competent jurisdiction to confirm, enforce, correct, or vacate the arbitrator’s decision and award.

The Employer shall bear all of the fees and costs of the arbitrator where that is required by law. The Employer also shall bear all types of costs unique to the arbitration forum, including, but not limited to, the cost of renting the arbitration room, if an employee would not be required to bear such costs had employee brought a claim in civil court. Each party shall bear its own attorneys’ fees and costs, except to the extent that the arbitrator makes an award of those fees and costs to the prevailing party in accordance with law applicable to the claim(s).

An Arbitrator shall be chosen by the parties, and the arbitration shall be held in San Francisco, California. If the parties cannot agree on an Arbitrator, then they shall apply to the Federal Mediation and Conciliation Service (FMCS) for a list of experienced labor Arbitrators in Northern California, The parties shall alternatively strike names from the list, Executive striking first, until one name is left. That person shall serve as the Arbitrator. If the Arbitrator chosen from the FMCS list cannot serve, the parties shall apply to the FMCS for another list of experienced Arbitrators in Northern California. The parties expressly agree to waive any right, including any Constitutional right, to a jury trial, in exchange for the right to go to arbitration, which is generally quicker and less expensive than a trial. Reasonable discovery shall be permitted, in accordance with the Arbitrator’s rulings, as is appropriate to the nature of the claim.

Should any court determine that any provision(s) of this Paragraph 10, Arbitration of Disputes, is void or invalid, the parties specifically intend every other provision of this Paragraph to remain enforceable and intact. The parties explicitly and definitely prefer arbitration to recourse to the courts, for the reasons described above, and have prescribed arbitration as their sole and exclusive method of dispute resolution for the disputes set forth above.

I KNOW I HAVE THE RIGHT TO OPT OUT OF ARBITRATION AT THIS TIME, BUT I VOLUNTARILY CHOOSE ARBITRATION TO RESOLVE DISPUTES FOR MANY REASONS, INCULDING ITS EFFICIENCY AND RELATIVE CONFDENTIALITY.

/s/ Peter Maag
EXECUTIVE’S SIGNATURE

11. Section 409A

Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

Notwithstanding any provision to the contrary in this Agreement, in order to comply with Section 409A, if necessary, no payment or benefit to which Executive otherwise becomes entitled under this Agreement in connection with the termination of Executive’s employment, shall be made or provided to Executive prior to the earlier of (i) the expiration of the six month period measured from the date of Executive’s “separation from service” with XDx (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409(A)(a)(2). Upon the expiration of the applicable Code Section 409(a)(2) deferral period, if any, all payments and benefits deferred pursuant to this Section 11 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Chief Executive Employment Agreement as of the dates set forth below.

XDX, INC.

DATED:	9/19/12	/s/ Michael D. Goldberg
By: Michael D. Goldberg
Chairman of the Board

EXECUTIVE

DATED:	9/19/12	/s/ Peter K. Maag
Peter K. Maag